Exhibit 3.64
OPERATING AGREEMENT
OF
CLAYTON ASSOCIATES, L.L.C.
     This Operating Agreement (this “Agreement”) of CLAYTON ASSOCIATES, L.L.C., a New Mexico limited liability company (the “Company”), dated and effective as of June 6, 2005, is made and entered into by AVIV FINANCING I, L.L.C., a Delaware limited liability company, as the sole member (the “Member”) of the Company.
     The Company was formed by the filing of Articles of Organization in the office of the New Mexico Public Regulation Commission (the “NMPRC”) and the issuance of a Certificate of Organization for the Company by the NMPRC on March 28, 2005. This Agreement is made pursuant to and in accordance with the New Mexico Limited Liability Company Act, Section 53-19-1, et seq., NMSA 1978, as amended (the “Act”) to provide for the conduct of the business and affairs of the Company. The Member hereby agrees as follows:
     1. Name. The name of the Company is as set forth in the first sentence of this Agreement.
     2. Certificates. The Member is authorized to execute, deliver and file any certificates, and any amendments and/or restatements thereof, (a) to be filed in the office of the NMPRC, or (b) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.
     3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.
     4. Powers. In furtherance of the purposes of the Company, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:
          (a) Acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;
          (b) Act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

          (c) Take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;
          (d) Operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;
          (e) Borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;
          (f) Invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;
          (g) Prepay, in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;
          (h) Enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;
          (i) Employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;
          (j) Enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and
          (k) Do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred on limited liability companies formed pursuant to the Act.
     5. Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Member.
     6. Registered Office. The address of the registered office of the Company in the State of New Mexico is c/o the CT Corporation System, 123 East Marcy, Santa Fe, New Mexico 87501.

     7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of New Mexico is c/o the CT Corporation System, 123 East Marcy, Santa Fe, New Mexico 87501.
     8. Member. The name and the mailing address of the sole Member are as follows:

Name	Address

Aviv Financing I, L.L.C.	2 North La Salle Street, Suite 725 Chicago, Illinois 60602
     9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.
     10. Capital Contributions. The Member is deemed admitted as the Member of the Company on the Member’s execution and delivery of this Agreement. The Member has contributed $10.00, in cash, and no other property, to the Company.
     11. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may at any time make additional capital contributions to the Company in cash or other property.
     12. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.
     13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate any provision of the Act or other applicable law.
     14. Management. In accordance with Section 53-19-15 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of New Mexico. The Member has the authority to bind the Company.
     15. Officers. The Member may, from time to time as the Member deems advisable, select natural persons who are employees or agents of the Company and designate them as the Manager or Managers of the Company (referred to collectively as the “Managers”). Any delegation pursuant to this Section 15 may be revoked at any time by the Member. A Manager may be removed with or without cause by the Member.
     16. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.
     17. Exculpation and Indemnification. No Member or Manager shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or Manager in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Manager by this Agreement, except that a Member or Manager shall be liable for any such loss, damage or claim incurred by reason of such Member’s or Manager’s willful misconduct. To the full extent permitted by applicable law, a Member or Manager shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member or Manager by reason of any act or omission performed or omitted by such Member or Manager in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Manager by this Agreement, except that no Member or Manager shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member or Manager by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof. To the extent, if at all, that Section 56-7-1 NMSA 1978, as amended, is applicable to the indemnity provisions set forth in this Agreement, then any such agreement to indemnify will not extend to liability, claims, damages, losses or expenses, including attorney fees, arising out of (i) the preparation or approval of maps, drawings, opinions, reports, surveys, change orders, designs or specifications by the indemnitees, or the agents or employees of the indemnitees; or (ii) the giving of or the failure to give directions or instructions by the indemnitees, or the agents or employees of the indemnitees, where such giving or failure to give directions or instructions is the primary cause of bodily injury to persons or damage to property.
     18. Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of the Member’s interest in the Company pursuant to this Section 18, then the transferee shall be admitted to the Company on the transferee’s execution of an instrument signifying the transferee’s agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

     19. Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section 19, an additional member shall be admitted to the Company, subject to Section 20 hereof, on the additional member’s execution of an instrument signifying the additional member’s agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.
     20. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.
     21. Dissolution.
          (a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following: (i) the written consent of the Member, (ii) at any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) an entry of a decree of judicial dissolution pursuant to Section 53-19-40 of the Act, as amended from time to time.
          (b) The bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and on the occurrence of such an event, the business of the Company shall continue without dissolution.
          (c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 53-19-44 of the Act, as amended from time to time.
     22. Severability of Provisions. Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions of this Agreement are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.
     23. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.
     24. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of New Mexico (without regard to conflict of laws principles), all rights and remedies being governed by said laws.
     25. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

     26. Sole Benefit of Member. Except as expressly provided in Section 17, the provisions of this Agreement (including Section 11) are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit on any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.
     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

AVIV FINANCING I, L.L.C.
By:	AVIV HEALTHCARE PROPERTIES
OPERATING PARTNERSHIP I, L.P.,
Its: Sole Member

By:	AVIV HEALTHCARE PROPERTIES
LIMITED PARTNERSHIP,
Its: General partner

By:	AVIV HEALTHCARE, L.L.C.,
Its: General partner

By:	/s/ Zev Karkomi
	Name:	Zev Karkomi
Its: Manager

By:	/s/ Craig M. Bernfield
	Name:	Craig M. Bernfield
Its: Manager